Hanryu Holdings, Inc. MediaTechCompanyCreatorofFANTOO, anAll - In - OneSocialExperiencePlatform ConnectingK - CultureFansAroundtheWorld Hanryu Holdings, Inc. Copyright 2023, All rights reserved. Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated April 20, 2023 Relating to Preliminary Prospectus Dated April 13, 2023 Registration No. 333 - 269419

Disclaimer This presentation highlights information about Hanryu Holdings, Inc., or we, us, our, or the Company, and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement on Form S - 1 (including a preliminary prospectus) with the Securities Exchange Commission, or the SEC, for the offering to which this presentation relates. The Registration Statement has not yet been declared effective. Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may also access these documents for free by visiting EDGAR on the SEC website at www.sec.gov/edgar . The Preliminary Prospectus, dated April 13, 2023, is available on the SEC website at www.sec.gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th Floor, New York, NY 10105, by email at syndicate@aegiscap.com , or by telephone at (212) 813 - 1010. This presentation does not constitute an offer or invitation for the sale or purchase of securities of the Company or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at any residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. ` 2

Forward - Looking Statements This presentation (the “Presentation”) includes “forward - looking statements” within the meaning of the “safe harbor’’ provisions of the United States Private Securities Litigation Reform Act of 1995. Forward - looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward - looking statements with respect to revenues, earnings, performance, strategies, the market, prospects and other aspects of the businesses of Hanryu Holdings, Inc.(“Hanryu Holdings”) are based on current expectations that are subject to risks and uncertainties. A number of factors, many of which are outside of the control of Hanryu Holdings, could cause actual results or outcomes to differ materially from those indicated by such forward - looking statements. These forward - looking statements are subject to a number of risks and uncertainties, including (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of Hanryu Holdings to successfully or timely consummate the initial public offering, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Hanryu Holdings or the expected benefits of the initial public offering; (iii) failure to realize the anticipated benefits of the initial public offering; (iv) risks relating to the uncertainty of the expected financial performance with respect to Hanryu Holdings, including expected cash flows, revenues, organic growth, margins, earnings and earnings per share; (v) risks relating to the continued effects of the COVID - 19 pandemic; (vi) the effects of competition on Hanryu Holdings’ business; (vii) the effects of the global economy, global macroeconomic uncertainty and global supply chain issues on Hanryu Holdings’ business; (viii) developments and changes in laws and regulations; (ix) the impact of significant investigative, regulatory or legal proceedings; (x) risks related to our de - leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlook; (xi) risks relating to our ability to obtain additional funding; (xii) risks relating to Hanryu Holdings’ cost structures and plans to reduce costs; (xiii) risks relating to restructuring, goodwill impairment or other financial charges; and (xiv) those factors discussed in Hanryu Holdings’ Registration Statement on Form S - 1, under the heading “Risk Factors,” and other documents of Hanryu Holdings filed, or to be filed, with the Securities and Exchange Commission (“SEC”). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward - looking statements. There may be additional risks that Hanryu Holdings does not presently know or that Hanryu Holdings currently believes are immaterial that could also cause actual results to differ from those contained in the forward - looking statements. In addition, forward - looking statements reflect Hanryu Holdings’ expectations, plans or forecasts of future events and views as of the date of this Presentation. Hanryu Holdings anticipates that subsequent events and developments will cause Hanryu Holdings' assessments to change. You are cautioned not to place undue reliance upon any forward - looking statements, which speak only as of the date made. Hanryu Holdings undertakes no commitment to update or revise the forward - looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. 3

Capitalization Structure & Use of Proceeds Capitalization Table Summary Use of Proceeds $32.7M - $37M $8,640,000 Marketing & Service $16,320,000 Working Capital Shares Authorized 100,000,000 4 Warrants Outstanding: * Weighted Average Exercise Price: Weighted Average Life 5,747,857 $0.92 0.17 years (as of 3/13/23) $5,440,000 Data Center and Engineering Team $1,600,000 Infrastructure Common Shares Outstanding: 47,104,595 Warrants Outstanding: 5,747,857 * IPO Offering Size: 3,636,363 Fully Diluted Shares Outstanding : 56,488,815

Company Overview HanryuBank • Hanryu Holdings is a media tech holding company incorporated in the US with operations through its subsidiaries in South Korea . • The company’s FANTOO app addresses the multi - billion dollar K - Culture fandom market needs, with one easy - to - use app seamlessly connecting K - Culture fans around the globe to create and share online. • Wholly - owned subsidiaries are complimentary to the FANTOO ecosystem. • FANTOO surpassed 18.9 million registered users globally and 6.25 million active monthly users as of Dec 2022, only eighteen months after launch and $27 million raised to date. HanryuTimes FNS FANTOO Entertainment K - Commerce 5

FANTOO, World’s Premier App where K - Culture Fans Connect Globally Click Here to Watch the Video 6

The FANTOO Experience SOCIAL EVENTS CONTENT CREATION REWARD SYSTEM SHOP 7

• Fandom is a subculture composed of fans characterized by a feeling of empathy and camaraderie with others who share a common interest. • The average duration of a long - term fandom is nine years. • Economic impact of fandom: • Marvel with 33 profitable movies and $26 billion in gross revenue, accounting for 30% of total US box office receipts in 2021. • K - Pop alone drives $5 billion into the South Korean economy. SOURCE: Fandom.com’s The State of Fandom 2020 - 2021 market report 8 FANTOO @ KCON LA AUG 2022* The Power of Fandom *KCON is the world’s largest fan celebration of Korean culture and music. Initially Launched this flagship Los Angeles event in 2012

How K-Culture Rocked the World

- The Korean Wave refers to the global popularity of South Korean pop culture, entertainment, music, TV dramas, and movies.
- In the early 2000's, Korean pop culture gained a large following in Asia, and Korean dramas became popular in Asia, the Middle East, and Latin America.
- In 2012, Psy's "Gangnam Style" became the first video to break 1 billion views on YouTube.
- By 2022 the U.S. & Latin America fully embraced K-culture, attracting millions of fans.

178 million fans in 116 countries

Source: Korea Foundation Report "Global Hallyu Status 22"



Hanryu Holdings

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The Global Phenomenon of K - Culture nominated for Grammy and a worldwide household name Korean TV series “Squid Game,” a global hit on Netflix Bong Joon Ho’s film Parasite won four Oscars K - Culture is a $124.3 billion+ industry with 178 million fans worldwide* Boy band BTS, first Kpop act 10

K - Culture Total Addressable Market (TAM) Purchasing Power of K - Culture 2020 2025 2020 11 2028 Global Virtual Event Market CAGR of 24%!

14.26% 12.68% 12.18% 11.35% 10.13% 9.93% 9.26% 8.02% 7.46% 4.73% Percentage of User Base 371,288 400,968 583,506 756,383 2,805,364 1,768,494 5,383,514 4,147,382 7,929,431 6,849,512 13,233,349 JAN FEB MAR APR MAY JUN JUL AUG SEP OCT NOV DEC Over 18.9 Million Global Users 12

Key Performance Indicators The number of Monthly Active Users in Dec 2022 was 6,255,793 Average time spent on FANTOO in Dec 2022 was about 15 minutes per day 13

Scale is Driving User Acquisition Cost Down $0.00 $0.30 Q4 2022 Q1 2022 Q2 2022 Q3 2022 FANTOO User Acquisition Cost (As of Q4 2022) 0.0 1.8 3.5 5.3 In millions 7.0 Mar - 22 Jun - 22 Sept - 22 Monthly Active User Data (As of Dec 2022) Dec - 22 $0.03 $0.04 $0.17 6,255,793 1,602,489 1,172,296 198,122 $0.002 14 x Q4 2022, multiple celebrity Events to drive FANTOO user growth x Fandom effect friends inviting friends (best singer, actor, celebrity voting)

FANTOO for Users and Brands For Users : FANTOO is an all - in - one platform that combines the most - used functions of popular social media apps. For Brands : FANTOO provides highly curated advertising products that promote a high level of engagement and sales conversion, without third - party support. 15

Why subscribers love the FANTOO platform • Auto - translation of 17 languages • Real - time communication worldwide • Create and monetize original content • Create clubs, Attend concerts, Shop and more • Earn rewards (FP) for everyday fan activities 16 The FANTOO Ecosystem

Drives Loyalty, Stickiness, and Sales Among Fans 17 FANTOO REWARD SYSTEM – FANTOO POINTS

18 FANTOO Portfolio building through User Generated Content Revenue Growth Strategy • Generated $889,045 in revenue as of December 31, 2022 from marketing service and product sales by Hanryu Times and K - Commerce. • 2022 was focused on growing user base • 2023 we are turning on the monetization streams. • Opportunities near term : FANTOO platform is on track to generate revenue from advertisement sales in Q2 2023, and revenue from user creations and transaction fees in Q4 2023. • Opportunities mid term : including revenue from our News Agency, Enterprise Resources Planning, and Entertainment Agency. Portfolio Building and Revenue Growth

FANTOO Key Takeaways FANTOO Goals: Leverage tech stack platform to expand beyond K - Culture to include sports and other fandoms. 19 FANTOO harnesses the economic power of fandom and the growing popularity of K - Culture in countries around the world. FANTOO capitalizes on the proven business model of monetizing user - generated content through the sale of advertising to brands who want access to fans. The platform is now ready to begin generating meaningful revenue via multiple streams on the application. FANTOO has a strong international subscriber base, which is poised to grow exponentially. 19

Management Team



Chang-Hyeok Kang
CEO

Mr. Kang earned a master's degree in tax and law from Korea University. Successfully led renowned Korean companies. Currently directing the company's business strategy to create organic synergy among its diverse business areas while expanding value.



Dae-Hwan Son
COO

Mr. Son is an established expert in the IT and entertainment industry. Served as president of an IT KOSDAQ-listed company. Oversaw business and artist management at StarM Entertainment and Wellmade Yedang.



Ju-Hyun Shin
CFO

Mr. Shin has over 25 years' experience working as CFO for companies including public company with sales of $33 million. He is an expert in corporate finance, business strategic planning, performance management, and risk management.



David Gregg
CCO

Mr. Gregg is a social enterprise strategist with experience in developing enterprise projects. He is also a seasoned marketing executive across all business sectors, including mid-market and enterprise entities. He previously co-founded SocialWise and served as CEO.



Dong-Hoon Park
CMO

Mr. Park served as CEO of a marketing agency and has effectively led new businesses and brands of established clients by building media plans and marketing strategies for various business areas.



Tae-Hoon Kim
CTO

Mr. Kim has more than two decades' experience in the IT and gaming industries, leading projects for the biggest IT companies including Naver and NHN. He served as COO and CEO for Webzen Inc. before he founded his own company Rulemakr in 2014 and has been serving as CEO.

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Board of Directors Mr. Kang earned a master’s degree in tax and law from Korea University. Successfully led renowned Korean companies. Currently directing the company’s business strategy to create organic synergy among its diverse business areas while expanding value. Served as the president of Epic Pro, Inc. Also served as the CEO of CTK U.S. from August 2017 to December 2021. Mr. Woo served as the president of Crossen, Inc. from August 2009 to March 2018. Mr. Woo earned a Bachelor of Arts in Hotel Management from the University of Nevada Las Vegas. Served as the CEO of Leverstone Financial Co, Inc. since Feb. 2016. Mr. Ahn earned a bachelor’s degree in statistics from Korea University in Seoul, South Korea, and a masters' degree in the Department of Financial Law from Korea University. CFO for Metra Commuter Rail and a member of the Chicago Board of Directors for Cents Ability. Earned a bachelor’s degree in nuclear engineering from The United States Military Academy at West Point, MBA from Northwestern University's Kellogg School, and a master's degree in science from University of Southern California's Viterbi School. 21

Investment Highlights • FANTOO platform targeting $124B K - Culture purchasing power. • Over 18.9 million users by Dec 2022, 18 months after the app launch. • Unique platform attracting a global audience of content creators and K - Culture fans. • Fastest growing social media app for K - Culture fans. • Multiple revenue opportunities now ready to turn on. 22

Thank you! Contact Us Hanryu Holdings, Inc. contact@hanryuholdings.com 23